EXHIBIT 99


FirstEnergy Nuclear Operating Company        For Immediate Release
10 Center Road
Perry, Ohio 44081

News Media Contact:
Todd Schneider
(330) 620-2895


Perry Plant Expected to Return to Service Next Week

         Perry, OH -- FirstEnergy Nuclear Operating Company (FENOC) today announced that the 1,260-megawatt Perry Nuclear Power Plant is expected to return to service next week, following repairs to an emergency service water pump.

         The plant was removed from service on Saturday May 22, 2004, after routine testing indicated that the pump was not maintaining a normal flow level. An initial inspection found a broken coupling on the pump's shaft, and a complete review is under way.

         A new pump and new couplings, made of stronger material, are being installed to help ensure better reliability. The plant will return to service after the equipment has been thoroughly tested and the review has been completed.

         The Perry Plant is operated by FENOC and is located in Perry, Ohio. FENOC is a subsidiary of Akron, OH-based FirstEnergy Corp. (NYSE: FE).


Forward Looking Statements: This press release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003, regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, a denial of or material change to FirstEnergy's Application related to its Rate Stabilization Plan, the risks and other factors discussed from time to time in the registrants' Securities and Exchange Commission filings, including their annual report on Form 10-K for the year ended December 31, 2003, their Form 10-Q for the quarter ended March 31, 2004, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this press release as a result of new information, future events, or otherwise.


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